Exhibit 99.1

Contact:  Nadine Padilla

Vice President, Corporate

& Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

September 23, 2003

Biosite® Incorporated Revises 2003 Guidance

SAN DIEGO — Biosite Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostics that improve diagnosis of critical diseases, today reported that it is revising revenue and earnings guidance for 2003.  In July 2003, the Company reported that it expected revenues to grow 65 to 80 percent over 2002 and diluted earnings to grow 90 to 105 percent.  The company now expects 2003 revenue growth to range from 60 to 65 percent, while diluted earnings growth is expected to be in a range of 75 to 90 percent.  Included in this guidance are third quarter 2003 revenue estimates of $41 million to $43 million and preliminary diluted earnings estimates of $.38 per share to $.41 per share.

“A shortfall in sales of the Triage® BNP Test is the primary reason for the revisions in guidance,” said Tom Watlington, Biosite senior vice president, commercial operations.  “Competition, seasonality and lower rates of product utilization on the part of our newest customers appear to be the most significant factors influencing the change in guidance for the third quarter and the year, versus previous expectations.  While our number of large hospital customers has remained relatively steady and our customer base has increased to 2,190 as of the end of August, we experienced reduction in kit volume in the third quarter and expect less predictably in the BNP market for at least the remainder of the year.”

Kim Blickenstaff, Biosite president and chief executive officer added: “We remain confident in the overall large market opportunity surrounding BNP and in Biosite’s ability to be a leader in the market.   Although we have yet to generate significant revenues in the first few months following the launch of our products in physician offices, we have continued optimism in our ability to sell into that market segment.  In addition, we believe our new product launches planned for 2004, including our Triage BNP Test for use on Beckman Coulter’s immunoassay systems, will contribute to revenue growth in 2004.”

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BIOSITE REVISES 2003 GUIDANCE	-2-2-2

About Biosite

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements.  Risks and uncertainties include risks associated with the Company’s projected financial performance for the third quarter and the 2003 fiscal year, the development of a BNP test for use on the Beckman Coulter family of immunoassay and chemistry systems, Biosite’s ability to market and sell such a product to users of Beckman Coulter’s systems, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets and Biosite’s ability to promote and sell products through a direct sales force in those markets, our ability and the ability of our distributors to effectively promote the Triage BNP Test and acceptance of the Triage BNP Test in the physician office market, Biosite’s ability to initiate and complete clinical trials for its stroke diagnostic in the manner and in the timeframe expected, and the Company’s ability to obtain regulatory approvals needed to launch the stroke diagnostic as currently planned.  Other risks that should be considered, and that could, among other things, influence the Company’s financial performance in the third quarter and the 2003 fiscal year, include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with increased competition from existing competitors in our primary markets and the introduction of other competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

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Biosite®, Triage® New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.